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                                                                    Exhibit 99.1


                                                       Contact:  Jeanette Clonan
                                                                  (212) 338-5658


                    GLOBALSTAR TO SELL $250,000,000 OF UNITS
                     CONSISTING OF SENIOR NOTES AND WARRANTS
                              IN A PRIVATE OFFERING


NEW YORK, January 30, 1997 -- Globalstar, L.P. announced today that it plans to sell $250 million of units which consist of senior notes due 2004 and warrants to purchase common stock of Globalstar Telecommunications Limited in a private offering .
         Globalstar intends to apply the proceeds from the sale of the units towards the development, construction and deployment of its worldwide, low-earth orbit satellite-based digital telecommunications system.
         The units will be offered only to qualified institutional buyers pursuant to Rule 144A, to accredited institutional investors pursuant to Regulation D and to certain persons in offshore transactions pursuant to Regulation S under the Securities Act of 1933. The units and the underlying common stock associated with the warrants have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of any offer to buy the securities.
         The common stock of Globalstar Telecommunications Limited, a Bermuda company, is listed on the NASDAQ National Market under the symbol "GSTRF."
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